Exhibit 10.6

Loan Agreement

Party A (Borrower): JAJI (Shanghai) Co., Ltd.

Party B (Lender): CLPS Shanghai Co., Ltd.

Contact information: 021-31268010

Both Party A and Party B hereby, in accordance with the provisions of the Civil Code of the People’s Republic of China and other laws, regulations, and normative documents, and based on the principles of equality, voluntariness, fairness, and good faith, have reached a consensus through full consultation on the matter of Party B’s loan to Party A, and hereby enter into this agreement for both parties to abide by and implement:

Article 1 Loan Amount and Term

1.	The loan amount is 4,000,000.00 RMB (in words:four million RMB)

Hereinafter referred to as “principal”.

2.	The loan term is 36 months, starting from the date when Party A receives payment from Party B.

When the loan term expires, Party A shall repay all principal and interest (if any) to Party B.

Article 2 Loan Payment

Party B shall make the payment to the following bank account designated by party A:

Bank: China Merchants Bank Shanghai Century Avenue Branch
Account name：JAJI (Shanghai) Co., Ltd.
Account：121923728310801

Article 3 Loan Interest

1. The loan interest under this agreement is calculated at 4% per year.

Article 4 Amendment and Termination of the Agreement

After this agreement comes into effect, both parties shall not unilaterally change or terminate the agreement. When either party needs to change or terminate the agreement, they shall promptly notify the other party in writing and reach a written agreement through consultation on the relevant matters of the change or termination of the agreement.

Article 5 Extension of Agreement

If Party A is unable to repay the principal on time due to objective reasons, it shall submit a written application for extension of repayment to Party B before the expiration of the loan term stipulated in the agreement. If Party B agrees to extend the repayment, both parties shall sign an extension repayment agreement.

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Article 6 Notice

During the validity period of this agreement, if both parties change their residence, mailing address, or contact phone number, they shall notify each other in writing (by letter, email, etc.) within 20 days from the date of the change. If the change in contact information causes the other party to be unable to contact them and thus causes losses to the other party, the defaulting party shall compensate the injured party for the corresponding losses.

Article 7 Dispute Resolution

Any dispute arising between Party A and Party B during the performance of this agreement shall be resolved through friendly consultation between the two parties. If consultation fails, it shall be submitted to the People’s Court of the defendant’s location for resolution.

Article 8 Supplementary Provisions

This agreement is made in duplicate, with Party A holding one copy and Party B holding one copy, both of which have equal legal effect.

(There is no text below, it is the area where both parties signed the agreement)

Party A：	JAJI (Shanghai) Co., Ltd.

Stamp：	/s/ JAJI (Shanghai) Co., Ltd.

Date：	December 5, 2022

Party B：	CLPS Shanghai Co., Ltd.

Stamp：	/s/ CLPS Shanghai Co., Ltd.

Date：	December 5, 2022

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